Exhibit 99.8
STRICTLY CONFIDENTIAL
S&C DRAFT: 5/11/11
ESCROW AGREEMENT
THIS ESCROW AGREEMENT, dated as of May 12, 2011 (the “Agreement”), is by and among (a) Ventas, Inc., a Delaware corporation (“Acquiror”), (b) Prometheus Senior Quarters LLC, a Delaware limited liability company, as successor in interest to Atria Holdings LLC (“Prometheus”), Lazard Senior Housing Partners LP, a Delaware limited partnership (“Senior Housing LP”), and LSHP Coinvestment Partnership I LP, a Delaware limited partnership (“Coinvestment LP”) (Prometheus, Senior Housing LP and Coinvestment LP, each, a “Stockholder” and, collectively, the “Stockholders”, and together with Acquiror, each, a “Merger Party” and, collectively, the “Merger Parties”), and (c) JP Morgan Chase Bank N.A., as escrow agent (the “Escrow Agent”).
RECITALS
WHEREAS, in connection herewith Acquiror, Ventas SL I, LLC, a Delaware limited liability company, Ventas SL II, LLC, a Delaware limited liability company, Ventas SL III, LLC, a Delaware limited liability company, Prometheus (as successor in interest to Atria Holdings LLC), Senior Housing LP, Coinvestment LP, Atria Senior Living Group, Inc., a Delaware corporation, One Lantern Senior Living Inc, a Delaware corporation, and LSHP Coinvestment I Inc, a Delaware corporation, entered into a Merger Agreement, dated October 21, 2010 (as amended, the “Merger Agreement”); for ease of reference for the parties other than the Escrow Agent, capitalized terms used herein and not otherwise defined have the meanings assigned in the Merger Agreement. The Escrow Agent shall be bound only by this Agreement and shall not be responsible for nor look to the Merger Agreement or any other agreement nor any definitions contained therein except for those set forth in this Agreement;
WHEREAS, pursuant to Section 6(c)(ii)(A) of the Merger Agreement, Acquiror will deposit 3,697,541 shares (the “Escrowed Shares”) of common stock of Acquiror, par value $0.25 per share (such stock, “Acquiror Stock”), with the Escrow Agent to be held in escrow as provided in this Agreement;
WHEREAS, the Merger Parties are also party to that certain Indemnification Agreement, dated as of May 12, 2011 (as amended, the “Indemnification Agreement”), pursuant to which, after the Stockholders Release Date (as defined below), the Escrow Agent shall continue to hold Escrowed Shares and/or cash (such cash, and any securities or other investments in which such funds have been invested, the “Escrowed Cash”) in escrow as provided in this Agreement;
WHEREAS, Acquiror may make certain claims against the Escrowed Shares pursuant to Section 6(f) of the Merger Agreement and Section 1.3 of the Indemnification Agreement and against the Escrowed Cash pursuant to Section 1.3 of the Indemnification Agreement, subject to the terms, conditions and limitations set forth in the Merger Agreement and the Indemnification Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent hereunder, in accordance with the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Appointment of Escrow Agent; Compensation.
Acquiror and Stockholders hereby appoint and designate the Escrow Agent as escrow agent to receive, hold and disburse the Escrowed Shares and Escrowed Cash in accordance with this Agreement, and the Escrow Agent hereby accepts such appointment and designation. Acquiror and Stockholders agree to pay the fees and expenses of the Escrow Agent in connection with this Agreement as set forth on Attachment A, such costs to be shared equally by Acquiror, on the one hand, and Stockholders, on the other hand.
2. Escrow Deposit.
Immediately following the execution and delivery of this Agreement, Acquiror shall deliver the Escrowed Shares to the Escrow Agent. The Escrowed Shares will be registered book-entry shares through the Depository Trust Company (DTC) and shall be uncertificated, registered in the nominee name of the Escrow Agent as escrow agent hereunder until such Escrowed Shares are released from the escrow fund (the “Escrow Fund”) (which, for the avoidance of doubt, shall include the Escrowed Shares and the Escrowed Cash, if any) and transferred or delivered to Stockholders or Acquiror, as the case may be in accordance with the terms and conditions of this Agreement.
From and after November 12, 2012 (the “Stockholders Release Date”) the Stockholders from time to time may deliver cash to the Escrow Agent to be added to the Escrow Fund in connection with a sale of Escrowed Shares contemplated by Section 3(g), in which case such cash shall be treated as Escrowed Cash, invested and reinvested in accordance with Section 3 and held by the Escrow Agent in accordance with the terms and conditions of this Agreement. In connection with the Stockholders’ initial delivery of cash to the Escrow Agent, the Stockholders shall provide the Escrow Agent with one Business Day’s (as defined below) advance written notice; no notice is required for subsequent cash deliveries.
During the period that any of the Escrowed Shares are held by the Escrow Agent pursuant to this Agreement, the Escrow Agent shall send out any proxy notices that it receives to the General Counsel of Lazard Real Estate Partners LLC at 30 Rockefeller Plaza, 50th Floor, New York, NY 10020 and shall vote each Escrowed Share at each meeting of the stockholders of Acquiror, or with respect to each written consent solicited, solely in accordance with the written instructions of Stockholders.

During the period that any of the Escrowed Shares are held by the Escrow Agent pursuant to this Agreement, the Escrow Agent shall pay all dividends and distributions made by Acquiror and delivered to the Escrow Agent promptly and directly to the Stockholders pursuant to written instructions from the Stockholders that shall include any applicable pro rata payment percentages for each Stockholder. Similarly, during the period, if any, that the Escrow Agent is holding any Escrow Cash, the Escrow Agent will pay all interest earned on such cash promptly and directly to Stockholders pursuant to written instructions from the Stockholders that shall include any applicable pro rata payment percentages for each Stockholder.
Any Escrowed Shares or other equity securities (including securities convertible into shares of Acquiror Stock or other equity securities), if any, issued or distributed by Acquiror or any other entity in respect of the Escrowed Shares following the date hereof, whether pursuant to a spin-off, split-up, stock split, reverse split, stock dividend, reorganization, recapitalization, reclassification, increase or decrease of capital, conversion, consolidation, merger, exchange or other business combination or similar transaction (any such additional securities, “New Shares”), shall be added to and become part of the Escrowed Shares, to be held by the Escrow Agent as provided herein. To the extent that the New Shares consist of any securities other than shares of Acquiror Stock, Acquiror and the Stockholders shall cooperate and work together in good faith to determine what change, if any, may be required to amend the terms of this Agreement to give effect to the inclusion of such New Shares in the escrow created by this Agreement.
3. Investment of Escrowed Cash.
In the event that Escrowed Cash is delivered to the Escrow Agent by the Stockholders, the Escrowed Cash shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless the Escrow Agent is instructed by the Stockholders to invest any or all of the Escrowed Cash in any one or more of the following (each, a “Permitted Alternative Investment”): (a) any obligation of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof and certificates of deposit issued by any commercial bank having a combined capital and surplus in excess of $100,000,000 organized under the laws of the United States or under the laws of any state of the United States or any political subdivision thereof; (b) any money market fund that invests solely in such obligations; (c) commercial paper of finance companies organized under the laws of any state of the United States or any political subdivision thereof and in each case having a rating assigned to such commercial paper by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. equal to the highest rating assigned by such organization. or (d) any other investment agreed to in writing by Acquiror and the Stockholders; provided, however, that no Escrowed Cash shall be invested in any investment having a maturity which exceeds one hundred eighty (180) days from the date of purchase unless agreed to in writing by Acquiror and the Stockholders. MMDAs have rates of compensation that may vary from time to time based upon market conditions, provided that no fees shall be charged hereunder for investing in the MMDA other than the Annual Administration Fee set forth on Attachment A hereto. Instructions to make any Permitted Alternative Investment must be in writing and shall specify the type and identity of the investments to be purchased and/or sold.

The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive market compensation with respect to any Permitted Alternative Investment directed hereunder, including, without limitation, charging any applicable market agency fee in connection with each transaction. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrowed Cash or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment of the Escrowed Cash made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrowed Cash. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent agrees to provide the Stockholders and the Acquiror with monthly account statements in its customary form and also to provide specific balance information from time to time upon request.
4. Distributions of Escrowed Shares and Escrowed Cash.
(a) If Acquiror desires to make an indemnification claim against the Escrowed Shares or Escrowed Cash pursuant to Section 6 of the Merger Agreement or Article I of the Indemnification Agreement, Acquiror shall deliver or cause to be delivered to the Escrow Agent, with a copy to Stockholders, by 5:00 pm New York time on or before the last Business Day prior to (i) the Stockholders Release Date (as defined below) if such claim is made pursuant to the Merger Agreement or (ii) the Final Distribution Date (as defined below) if such claim is made pursuant to the Indemnification Agreement, a notice, executed by a duly authorized officer of Acquiror (the “Notice of Claim”), attached to which shall be the notice given to Stockholders under and in accordance with the requirements of Section 6(c) of the Merger Agreement or Section 1.3 of the Indemnification Agreement, as applicable, and which Notice of Claim shall set forth the agreement (either the Merger Agreement or the Indemnification Agreement) pursuant to which it is delivered, the dollar amount of the claim (the “Indemnification Amount”) and, if applicable, the number of Escrowed Shares transferable in satisfaction of the claim, which will be the quotient of (x) the Indemnification Amount divided by the Value Per Share. For purposes of this Agreement: “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 8.11 is authorized or required by law or executive order to remain closed, and “Value Per Share” has the meaning assigned in the Merger Agreement, which is, as of the date hereof, $54.09 but which amount is subject to adjustment if Acquiror declares or pays, or experiences, a stock dividend, extraordinary dividend, stock split, recapitalization, reclassification, recombination or the like, in which case the Value Per Share will be adjusted as appropriate to preserve for Acquiror and the Stockholders the economic effect of Value Per Share as it existed prior to the dividend, split or other transaction, as determined by Acquiror and the Stockholders acting reasonably, it being agreed between them that the Stockholders and Acquiror will notify the Escrow Agent in writing promptly following any such change in the Value Per Share. It is understood by the Merger Parties that no fractional shares may be released and at no time will the Escrow Agent be required to calculate the number of Escrowed Shares to be released pursuant to a Notice of Claim.

(b) If Stockholders notify the Escrow Agent in writing that they agree with the Indemnification Amount being sought by Acquiror pursuant to the Notice of Claim, or Stockholders do not notify the Escrow Agent that they dispute the Acquiror’s claim for the Indemnification Amount within fifteen (15) days after receipt of a copy of the Acquiror’s Notice of Claim, or if the fifteen (15th) day does not fall on a Business Day, on the next Business Day (the “Objection Period”), the Escrow Agent shall release from the Escrow Fund and transfer to Acquiror the number of Escrowed Shares and/or amount of Escrowed Cash representing the Indemnification Amount in accordance with the relevant Notice of Claim (but in any event not later than three (3) Business Days after the expiration of the Objection Period). As indicated in the written instructions delivered to the Escrow Agent, any claim paid from the Escrow Fund after the Stockholders Release Date in satisfaction of a claim made pursuant to the Indemnification Agreement will be satisfied first from Escrowed Cash; provided, that if there is no Escrowed Cash at the time of such payment, such claim will be satisfied in Escrowed Shares and provided, further, that if at the time of such payment the Escrow Fund includes both Escrowed Cash and Escrowed Funds and the amount of the Escrowed Cash is less than the Indemnification Amount, then such claim will be satisfied with all of the Escrowed Cash and a number of Escrowed Shares equal to the quotient of (i) the difference between the Indemnification Amount and the amount of Escrowed Cash and (ii) the Value Per Share, subject to the condition that no fractional shares may be released and at no time will the Escrow Agent be required to calculate the number of Escrowed Shares to be released pursuant to a Notice of Claim.
(c) If Stockholders dispute all or any portion of the Indemnification Amount set forth in the Notice of Claim, they shall, within the Objection Period, provide written notice of such dispute to the Escrow Agent, with a copy to Acquiror.
(d) If the Escrow Agent receives a written notice of dispute from Stockholders within the Objection Period:
(A) the Escrow Agent shall release from the Escrow Fund and transfer to Acquiror promptly (but in any event not later than three (3) Business Days after the expiration of the Objection Period) only that amount of the Escrowed Shares or Escrowed Cash, if any, as applicable, with respect to which there is no dispute in accordance with the relevant Notice of Claim (provided, however, that no such partial transfer by the Escrow Agent shall terminate or otherwise prejudice any rights of Acquiror with respect to any amount claimed in excess of the amount so transferred); and
(B) in respect of that amount of Escrowed Shares or Escrowed Cash with respect to which there is a dispute, the Escrow Agent shall not release from escrow or transfer Escrowed Shares or Escrowed Cash representing such portion of the Indemnification Amount, except as it may be directed by (x) a written agreement or instruction signed jointly by Acquiror and Stockholders, or (y) a written instruction by Acquiror or Stockholders in accordance with (and attaching) a final order, judgment, decree, ruling or award of a court of competent jurisdiction or any arbitrator or arbitration panel (if Acquiror and Stockholders have agreed to be bound by such arbitrator or panel) that the matter in dispute was submitted to by Acquiror and Stockholders, and if the Escrow Agent receives such written instruction (and related materials) it shall thereafter release from the Escrow Fund and transfer to Acquiror promptly (but in any event not later than three (3) Business Days after the expiration of the Objection Period) that amount of the Escrowed Shares or Escrowed Cash to which Acquiror is entitled, if any, as evidenced by the applicable agreement or instruction.

(e) On the Stockholders Release Date, assuming there are no outstanding Notices of Claim from Acquiror (or that the outstanding Notices of Claim have been rendered moot by the Release (as defined below)), (i) if there are 693,290 or more Escrowed Shares as of such date, the Escrow Agent shall release from the Escrow Fund and transfer to Stockholders promptly (but in any event not later than three (3) Business Days after the Stockholders Release Date and receipt of the written direction of the Stockholders) a number of Escrowed Shares equal to (A) all remaining Escrowed Shares less (B) 693,289, to be allocated among Stockholders as designated by them in writing, or (ii) if there are 693,289 or fewer Escrowed Shares as of such date, the Escrow Agent shall retain all of the Escrowed Shares. If, at the Stockholders Release Date, one or more Notices of Claim remain outstanding (and have not been rendered moot by the Release), then, in addition to the shares to be retained pursuant to the prior sentence, on such date the Escrow Agent shall retain, to the extent available, an additional number of Escrowed Shares (the “Retained Shares”) equal to the quotient of the aggregate dollar amount of all outstanding claims then the subject of all Notices of Claim that have not been resolved between the Stockholders and Acquiror or rendered moot by the Release divided by the Value Per Share, which number of Retained Shares shall be specified by the Merger Parties pursuant to written instructions, and shall only transfer to Stockholders Escrowed Shares, if any, then in the Escrow Fund in excess of the sum of (A) the Retained Shares and (B) the shares to be retained pursuant to the prior sentence. The Retained Shares shall be released from the Escrow Fund and transferred by the Escrow Agent from time to time as follows: (i) to Acquiror if and to the extent a pending Notice of Claim is resolved between the Stockholders and Acquiror in a manner that results in satisfaction of the claim from the Escrow Fund (the number of Escrowed Shares to be transferred to Acquiror in that case being the lesser of (A) the number of Escrowed Shares initially set aside to satisfy the matter identified in the relevant Notice of Claim and (B) the actual number of Escrowed Shares necessary to satisfy the final amount of the indemnification claim payable pursuant to the Merger Agreement or Indemnification Agreement) or (ii) to the Stockholders if and to the extent, following resolution of the matters identified in a particular Notice of Claim that was outstanding at the Stockholders Release Date, fewer Escrowed Shares will be necessary to satisfy the Stockholders’ obligations to Acquiror in respect of that Notice of Claim than were initially set aside in respect of that Notice of Claim at the Stockholders Release Date (the number of Escrowed Shares to be transferred to Stockholders in that case being equal to the number of Escrowed Shares initially set aside to satisfy all claims under such Notice of Claim less the actual number of Escrowed Shares released to Acquiror to satisfy the final amount of the indemnification claim payable pursuant to the Merger Agreement or Indemnification Agreement), in each case of (i) and (ii) promptly following receipt by the Escrow Agent of a written agreement or instruction signed jointly by Acquiror and Stockholders (which each of them agrees to provide in accordance with the conditions described above). For purposes of this Agreement, the “Release” shall mean the occurrence of the release described in the definition of “Termination Date” in Section 1.2(b) of the Indemnification Agreement. The occurrence of such Release and the mooting of any claim(s) or Notice(s) of Claim thereby shall be communicated to the Escrow Agent pursuant to written instructions signed jointly by Acquiror and Stockholders.

(f) On the earlier of (i) November 12, 2015, and (ii) the Business Day following the date of the Release (such earlier date, the “Final Distribution Date”), assuming there are no outstanding Notices of Claim from Acquiror (or that the outstanding Notices of Claim have been rendered moot by the Release), the Escrow Agent shall release from the Escrow Fund and transfer to Stockholders promptly (and in any event not later than three (3) Business Days after the Final Distribution Date and receipt of the written direction of the Stockholders) all remaining Escrowed Shares and Escrowed Cash, to be allocated among the Stockholders as designated by them in writing. If, at the Final Distribution Date, one or more Notices of Claim remain outstanding (and have not been rendered moot by the Release), then on such date the Escrow Agent shall retain Escrowed Cash (the “Final Retained Cash”) equal to the aggregate dollar amount of all outstanding claims then the subject of all Notices of Claim that have not been resolved between the Stockholders and Acquiror or rendered moot by the Release, which amount shall be specified by the Merger Parties pursuant to written instructions, and shall only transfer to Stockholders Escrowed Cash, if any, then in the Escrow Fund in excess of the Final Retained Cash; provided, that if the Final Retained Cash is less than such aggregate dollar amount of all outstanding claims (not resolved or rendered moot by the Release), then the Escrow Agent shall retain (i) all of the Escrowed Cash (which shall be the Final Retained Cash) and (ii) a number of Escrowed Shares equal to the quotient of (A) the difference between (x) the aggregate dollar amount of all outstanding claims then the subject of all Notices of Claim that have not been resolved between the Stockholders and Acquiror or rendered moot by the Release and (y) the Final Retained Cash and (B) the Value Per Share (such number of Escrowed Shares, the “Final Retained Shares”). The Final Retained Cash and, if applicable, the Final Retained Shares, as applicable, shall be released from the Escrow Fund and transferred by the Escrow Agent from time to time as follows: (i) to Acquiror if and to the extent a pending Notice of Claim is resolved between the Stockholders and Acquiror in a manner that results in satisfaction of the claim from the Escrow Fund (the amount of Final Retained Cash and/or the number of Final Retained Shares to be transferred to Acquiror in that case, as applicable, being the lesser of (A) the amount of Escrowed Cash and/or the number of Escrowed Shares initially set aside to satisfy the matter identified in the relevant Notice of Claim, as applicable and (B) the actual amount of Escrowed Cash and/or the actual number of Escrowed Shares necessary to satisfy the final amount of the indemnification claim payable pursuant to the Indemnification Agreement, as applicable) or (ii) to the Stockholders if and to the extent, following resolution of the matters identified in a particular Notice of Claim that was outstanding at the Final Distribution Date, less Escrowed Cash and/or fewer Escrowed Shares, as applicable, will be necessary to satisfy the Stockholders’ obligations to Acquiror in respect of that Notice of Claim than was or were, as applicable, initially set aside in respect of that Notice of Claim at the Final Distribution Date (the amount of Escrowed Cash and/or the number of Escrowed Shares to be transferred to Stockholders in that case, as applicable, being equal to the amount of Escrowed Cash and/or the number of Escrowed Shares initially set aside to satisfy all claims under such Notice of Claim, as applicable, less the actual amount of Escrowed Cash and/or the actual number of Escrowed Shares released to Acquiror to satisfy the final amount of the indemnification claim payable pursuant to the Indemnification Agreement, as applicable), in each case of (i) and (ii) promptly following receipt by the Escrow Agent of a written agreement or instruction, which shall include any calculations and payment amounts, signed jointly by Acquiror and Stockholders (which each of them agrees to provide in accordance with the conditions described above).
(g) At any time following the Stockholders Release Date, upon the written instructions of the Merger Parties, the Escrow Agent shall release the number of shares specified in such instructions in connection with a sale of such Escrowed Shares by the Stockholders and a deposit of Escrowed Cash into the Escrow Fund pursuant to Section 2.

(h) Any instructions sent to the Escrow Agent to deliver the Escrowed Shares in accordance with this Agreement shall reference the Escrow Agent’s participant number of 902 and shall be delivered to this participant number within the book entry system at DTC.
5. Actions by and Indemnification of Escrow Agent.
5.1. Reliance by Escrow Agent.
The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any certificate or affidavit furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any action taken by it in good faith and without gross negligence or willful misconduct. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the reasonable advice or opinion of any such counsel, accountants or other skilled persons. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Merger Party or Merger Parties without inquiry and without requiring substantiating evidence of any kind.
5.2. Indemnification of Escrow Agent.
Acquiror and Stockholders agree, jointly and severally, to indemnify the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts and employees (the “Indemnitees”) for, and to hold each Indemnitee harmless against, any damages, claims, liabilities, penalties, judgments, settlements, costs or expenses (including, without limitation, the reasonable fees and expenses of in-house or outside counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively, “Losses”) incurred without gross negligence or bad faith on the part of the Escrow Agent, arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Merger Parties, except to the extent that its following any such instruction or direction is not permitted by the terms hereof. The indemnity obligations set forth in this Section 5.2 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. Acquiror and Stockholders agree, solely as between them, to bear such costs equally (i.e., 50/50).

The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility). Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
5.3. Duties of Escrow Agent.
The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties nor any fiduciary obligations shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Merger Parties, in connection herewith, if any, including without limitation the Merger Agreement and the Indemnification Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Merger Agreement or the Indemnification Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Merger Agreement or the Indemnification Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to the Merger Agreement, the Indemnification Agreement or any other agreement among the Merger Parties, the terms and conditions of this Agreement shall control solely with respect to the Escrow Agent. The Escrow Agent shall not be liable to any Merger Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to or related to the transfer or distribution of the Escrowed Shares or Escrowed Cash, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 8.11 and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts and/or Escrowed Shares or Escrowed Cash deposited with it hereunder. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Merger Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Merger Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Merger Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same, except as required by law or judicial order. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

6. Resignation of Escrow Agent.
The Escrow Agent may at any time resign as such by delivering the Escrowed Shares and Escrowed Cash to any successor escrow agent designated in writing by Stockholders and Acquiror jointly or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) and (ii) the day that is thirty (30) days after the date of delivery of its written notice of resignation to Acquiror and Stockholders. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent shall petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrowed Shares and Escrowed Cash until receipt of a designation of a successor escrow agent or a final order of a court of competent jurisdiction.
7. Termination.
This Agreement shall terminate automatically when all of the Escrowed Shares and Escrowed Cash have been disbursed as provided in Section 4 hereof.
8. Miscellaneous.
8.1. Additional Actions and Documents.
Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
8.2. Expenses.
Subject to the provisions of Sections 1, 5.2 and 5.3 hereof, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.
8.3. Assignment.
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. For the avoidance of doubt, any of the Stockholders and their respective successors may transfer interests in Escrowed Shares to their permitted assigns solely in accordance with the terms and conditions of the Lock-Up Agreement, dated as of May 12, 2011, by and among each of the Merger Parties (as amended, the “Lock-Up Agreement”), the Merger Agreement or any other agreement between the Merger Parties that permits such transfers and subject to Section 8.18 and upon prior written notice to the Escrow Agent.

8.4. Amendment.
No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification or discharge is sought.
8.5. Waiver.
No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
8.6. Consent to Jurisdiction/Waiver of Jury Trial.
Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of federal and state courts of New York sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
8.7. Survival.
It is expressly understood that Section 5.2 of this Agreement shall survive and continue in full force and effect, notwithstanding the termination of this Agreement, until the expiration of the applicable statute of limitations with respect to the matters addressed in Section 5.2 of this Agreement.
8.8. Enforceability.
Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified in Section 8.6 in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
8.9. Severability.
If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

8.10. Governing Law.
This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York, excluding the choice of law rules thereof.
8.11. Notices.
(a) All notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and, except for communications from the Merger Parties setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution of Escrowed Shares or Escrowed Cash, including but not limited to funds transfer instructions or shares transfer instructions (“Shares Transfer Instructions”) (all of which shall be specifically governed by Section 8.11(b)), shall be deemed to be duly given after it has been delivered by facsimile, overnight courier or prepaid registered mail, return receipt requested (with return receipt, the delivery receipt or, with respect to a facsimile, the answer back being deemed conclusive, but not exclusive, evidence of such delivery) to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing by registered mail, return receipt requested.
(A)	If to Acquiror:

Ventas, Inc. 10350 Ormsby Park Place, Suite 300 Louisville, KY 40223 Attention: General Counsel Facsimile No.: (502) 357-9029

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York New York 10019 Attention: Robin Panovka Facsimile No.: (212) 403-2352

(B)	If to Stockholders:

Prometheus Senior Quarters LLC c/o Lazard Frères Real Estate Investors L.L.C. 30 Rockefeller Plaza, 50th Floor New York, New York 10020

Attention: Matthew J. Lustig and General Counsel Facsimile No.: (212) 332-5647 and (212) 332-1793

And:

Lazard Senior Housing Partners LP
c/o Lazard Real Estate Partners LLC
30 Rockefeller Plaza, 50th Floor
New York, New York 10020
Attention: Matthew J. Lustig and General Counsel
Facsimile No.: (212) 332-5647 and (212) 332-1793

And:

LSHP Coinvestment Partnership I LP
c/o Lazard Real Estate Partners LLC
30 Rockefeller Plaza, 50th Floor
New York, New York 10020
Attention: Matthew J. Lustig and General Counsel
Facsimile No.: (212) 332-5647 and (212) 332-1793

With a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attn: Benjamin R. Weber Facsimile No.: (212) 558-3588

(C)	If to the Escrow Agent:

JPMorgan Chase Bank, N.A. Escrow Services 4 New York Plaza, 21st Floor New York, New York 10004 Attention: Michael Kuzmicz/Greg Kupchynsky Facsimile No.: 212-623-6168
Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the persons listed above or an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

(b) Security Procedures. Notwithstanding anything to the contrary as set forth in Section 8.11(a), any instructions setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution of the Escrowed Shares or Escrowed Cash, including but not limited to any such transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Merger Parties by the Escrow Agent in accordance with Section 8.11 and as further evidenced by a confirmed transmittal to that number.
Notwithstanding anything to the contrary herein, in the event funds transfer instructions or Shares Transfer Instructions are given, whether in writing or by facsimile or otherwise, for the Merger Parties or as repetitive funds transfer instructions or Shares Transfer Instructions for any other beneficiary at the time of execution of this Agreement, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the executive officers (“Executive Officers”) of Acquiror or the general partners that ultimately control the Stockholders, as the case may be, which shall include the titles of General Counsel and Secretary, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer or shares transfer may rely solely upon any account numbers or similar identifying numbers provided by Acquiror or Stockholders to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply any funds or any of the Escrowed Shares or Escrowed Cash for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Merger Parties acknowledge that these security procedures are commercially reasonable.
8.12. Headings.
Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
8.13. Approvals; Waivers.
Each party hereto shall use its reasonable efforts to obtain any approvals, waivers or other consents of third parties required to effect its performance of the transactions contemplated by this Agreement.

8.14. Counterparts.
This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.15. Benefits of Agreement.
The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
8.16. Entire Agreement and Modification.
This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, except that as to the Merger Parties, the Merger Agreement, the Lock-Up Agreement and the Indemnification Agreement are part of the understanding and agreement of the Merger Parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by Acquiror, Stockholders and the Escrow Agent.
8.17. Compliance with Court Orders.
In the event that any Escrowed Shares or Escrowed Cash shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the Merger Parties or to any other person, entity, firm or corporation, by reason of such compliance, notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
8.18. Patriot Act Disclosure.
Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Merger Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Merger Party’s identity including without limitation name, address and organizational documents (“Identifying Information”). The Merger Parties agree to provide the Escrow Agent with and consents to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.

8.19. Taxes.
The Merger Parties have provided the Escrow Agent with its fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Except as otherwise required by applicable law or pursuant to a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign law) as notified to the Escrow Agent in writing by the Merger Parties, the parties hereto will treat the Stockholders as owning the Escrow Fund and all interest, dividends or other income earned under this Agreement (“Escrow Fund Income”) shall be allocated to the Stockholders and reported at the time of distribution in the same pro rata payment percentages communicated under Section 2 herein or in the written instructions provided to the Escrow Agent by the Stockholders at the time of distribution, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Stockholders. For the avoidance of doubt, the Stockholders will be responsible for the payment of all federal and state income taxes payable in respect of the Escrow Fund and the Escrow Fund Income. The Escrow Agent shall comply with any withholding obligations imposed by applicable laws or regulations, if any, including but not limited to the obligation to withhold in the absence of proper tax documentation, and shall remit taxes withheld to the appropriate authorities. The Escrow Agent shall comply with all applicable information reporting and tax return filing obligations arising with respect to the Escrow Fund (including, without limitation, any Escrow Fund Income), or any investment thereof. Any other tax returns required to be filed will be prepared and filed by the appropriate Merger Party with the IRS and any other taxing authority as required by law. Other than as required by this Agreement, the parties acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Escrow Fund or any Escrow Fund Income. The Escrow Agent shall not be responsible for any tax reporting on the principal amount of the Escrow Fund so long as the Escrow Agent is not a “broker” within the meaning of Treasury Regulation Section 1.6045-1(a)(1). Each of the Stockholders shall deliver to the Escrow Agent upon request a duly executed certification of non-foreign status substantially in the form of Treasury Regulation 1.1445-2(b)(2)(iv) on or before the execution of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.
STOCKHOLDERS:

PROMETHEUS SENIOR QUARTERS LLC, a Delaware limited liability company
By:	LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P. and LFSRI II-CADIM Alternative Partnership L.P., its Managing Members
	By:	Lazard Frères Real Estate Investors L.L.C., their General Partner

By:	/s/ Matthew J. Lustig
	Name:	Matthew J. Lustig
	Title:	Managing Principal

LAZARD SENIOR HOUSING PARTNERS LP, a Delaware limited partnership
By:	Lazard Senior Housing Partners GP LLC, its General Partner

By:	/s/ Matthew J. Lustig
	Name:	Matthew J. Lustig
	Title:	Managing Principal and Chief Executive Officer

[Signature Page to Escrow Agreement]

LSHP COINVESTMENT PARTNERSHIP I LP, a Delaware limited partnership
By:	LSHP Coinvestment I GP LLC, its General Partner

By:	/s/ Matthew J. Lustig
	Name:	Matthew J. Lustig
	Title:	Managing Principal and Chief Executive Officer

[Signature Page to Escrow Agreement]

ACQUIROR:

VENTAS, INC., a Delaware corporation
By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[Signature Page to Escrow Agreement]

ESCROW AGENT:

JP MORGAN CHASE BANK N.A.
By:	/s/ Debra A. DeMarco
	Name:	Debra A. DeMarco
	Title:	Vice President

[Signature Page to Escrow Agreement]

ATTACHMENT A
ESCROW AGENT FEE SCHEDULE
Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$0
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.
Annual Administration Fee . . . . . . . . . . . . . . . . . . . . . . . . $3,500
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.
Disclosure & Assumptions
•
Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•
The parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from an MMDA.

•	Payment of the invoice is due upon receipt.
Compliance
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

Schedule 1
Telephone Number(s) and Authorized Signature(s) for
Person(s) Designated to give Shares Transfer Instructions
If from Acquiror:

	Name	Telephone Number	Signature
1.	T. Richard Riney	(502) 357-9010

2.	Richard A. Schweinhart	(502) 357-9388

3.	Kristen M. Benson	(312) 660-3808

If from Stockholders:

	Name	Telephone Number	Signature
1.	Matthew J. Lustig	(212) 632-6612

2.	Marjorie L. Reifenberg	(212) 632-2660

3.	Douglas N. Wells	(212) 632-2607

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Shares Transfer Instructions
If from Acquiror:

	Name	Telephone Number
1.	T. Richard Riney	(502) 357-9010
2.	Richard A. Schweinhart	(502) 357-9388
3.	Kristen M. Benson	(312) 660-3808
If from Stockholders:

	Name	Telephone Number
1.	Matthew J. Lustig	(212) 632-6612

2.	Marjorie L. Reifenberg	(212) 632-2660

3.	Douglas N. Wells	(212) 632-2607

All transfer instructions must include the signature of the person(s) authorizing said funds transfer.